SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 28, 2003

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation	000-14209 (Comission File Number)	38-2633910 (IRS Employer Identification No.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	48801 (Zip Code)

Registrant’s telephone number,
including area code: (989) 463-3131

Item 7. Financial Statements and Exhibits.

           Exhibit

           99.1 Press release dated October 28, 2003.

Item 9. Regulation FD Disclosure.

           On October 28, 2003, Firstbank Corporation issued a press release announcing that a $0.20 per share quarterly cash dividend will be paid December 11, 2003, to shareholders of record as of November 26, 2003. A copy of the press release is attached as Exhibit 99.1.

           The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 28, 2003	FIRSTBANK CORPORATION (Registrant) By: /s/ Samuel G. Stone Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

99.1	Press Release Dated October 28, 2003 with respect to declaration of a $0.20 per share quarterly cash dividend to be paid December 11, 2003.

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Date Submitted: October 28, 2003	Contact: Samuel G. Stone
NASDAQ Symbol: FBMI	Executive Vice President &
Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Fourth Quarter Cash Dividend

Alma, MI — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.20 per share quarterly cash dividend will be paid December 11, 2003, to shareholders of record as of November 26, 2003.

The rate of $0.20 per share is unchanged from the rate paid in September of 2003. Combined with the impact of the 5% stock dividend paid on December 31, 2002, the cash dividend to be paid on December 11, 2003, represents a 10.5% increase in dividends per share compared to the year-ago level.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $765 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank — Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc., and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management N.A., MML Investors Services, Inc., Raymond James Financial Services Inc., and SunAmerica Securities Inc.